Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements of Sucampo Pharmaceuticals, Inc.:

(1)	Registration Statement (Form S-8 No. 333-147420) pertaining to the 2006 Employee Stock Purchase Plan, the 2006 Stock Incentive Plan, as amended and restated, and the Amended and Restated 2001 Stock Incentive Plan of Sucampo Pharmaceuticals, Inc.,
(2)	Registration Statement (Form S-3 No. 333-201566) of Sucampo Pharmaceuticals, Inc., and
(3)	Registration Statement (Form S-8 No. 333-213728) pertaining to the 2016 Equity Incentive Plan of Sucampo Pharmaceuticals, Inc.;

of our report dated March 15, 2017, with respect to the financial statements Vtesse, Inc., included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Tysons, Virginia

May 22, 2017